                                                                    EXHIBIT 99.1
(BURLINGTON RESOURCES LOGO)

                                                                    NEWS RELEASE

TO:  DAILY PAPERS, TRADE PRESS             COMPANY CONTACTS:
     FINANCIAL AND SECURITY ANALYSTS       FINANCIAL: JOHN CARRARA  713-624-9548
                                           MEDIA: JAMES BARTLETT    713-624-9354
FOR: IMMEDIATE RELEASE

     BURLINGTON RESOURCES WEB SITE: www.br-inc.com                        BR0314

                          BURLINGTON RESOURCES REPORTS
                      SECOND-QUARTER INCOME OF $278 MILLION

         HOUSTON, TEXAS, JULY 24, 2003 - Burlington Resources Inc. (NYSE: BR and
TSX: B) today reported estimated net income of $278 million for the second quarter of 2003, or $1.38 per diluted share, compared to net income of $170 million or $0.84 per diluted share during the same quarter of 2002. The increase was primarily attributable to higher commodity price realizations. The results included a $30 million pre-tax charge to income attributable to impairment of several small properties.

         Net cash provided by operating activities during the second quarter increased to $733 million from $415 million during the same quarter last year. Discretionary cash flow during the second quarter increased to $596 million from $378 million during the same quarter last year.(1)

         Production during the second quarter of 2003 averaged 2,502 million cubic feet of natural gas equivalent per day (MMcfed), which, adjusted for asset sales in 2002, represented growth of 7 percent. The prior year's second-quarter production average of 2,646 MMcfed included approximately 303 MMcfed of volumes from properties subsequently sold during 2002.

        Share repurchases during the quarter totaled approximately 1.96 million shares for $97 million at an average cost of about $49.71 per share. Cumulative repurchases since the program was reinstituted in late 2000 total approximately
19.97 million shares at an average cost of $43.54 per share. Approximately $947 million remains under the current share repurchase authorization.

         "We continued our strong financial and operational performance, while making progress on the major development programs that will drive our production growth in the near future," said Bobby S. Shackouls, Burlington Resources chairman, president and chief executive officer. "The MLN Field in Algeria started up on schedule and we are looking forward to achieving production from offshore China later this year and from the Rivers Fields in the East Irish Sea early next year. We are very pleased with the growth momentum that we see building for 2004."

         In operational news, the company achieved higher production from Canada, with significant increases from the Deep Basin and Viking-Kinsella fields. Increases were also realized from the Barnett Shale trend in North Texas as acreage acquired last year undergoes development, from South Louisiana as older producing fields are yielding infill and extension drilling opportunities, and from the East Lookout Butte and Cedar Creek oil fields as their waterflood programs exhibit increasing production response. Sales of oil began from the MLN Field after the quarter ended.

         Late in the quarter, production from the Madden Field's deeper Madison Formation was curtailed as a result of deformations found in several sections of the gas gathering lines. "We have initiated repairs and although it is early in the process, we now expect to ramp up net sales to approximately 80 million cubic feet per day (MMcfd) by year-end. This will restore the deeper Madison production to essentially the same rate we had prior to the shutdown in June," Shackouls added.

         Second-quarter natural gas production averaged 1,879 MMcfd compared to 1,927 MMcfd during the prior year's second quarter. Natural gas liquids (NGLs) production averaged 63.1 thousand barrels per day (Mbd) compared to 65.0 Mbd during the prior year's second quarter. Oil production averaged 40.7 Mbd compared to 54.8 Mbd during the prior year's second quarter. The year-over-year production declines were primarily attributable to property sales during 2002.

         Price realizations increased substantially. Natural gas price realizations averaged $4.96 per thousand cubic feet (Mcf) during the quarter, up from $3.22 per Mcf during the prior year's second quarter. NGLs price realizations of $18.53 per barrel were up from $13.86 per barrel during the prior year's second quarter. Oil price realizations increased to $27.53 per barrel from $24.64 per barrel during the prior year's second quarter.

         Production and processing costs were $0.49 per thousand cubic feet of natural gas equivalent (Mcfe) compared to $0.46 per Mcfe during the prior year's second quarter. General and administrative costs were $0.17 per Mcfe compared to $0.16 per Mcfe during the prior year's second quarter. Transportation costs were $0.45 per Mcfe compared to $0.35 during the prior year's second quarter, with the increase largely attributable to the sale of the Val Verde facility. Depreciation, depletion and amortization (DD&A) costs were $0.99 per Mcfe compared to $0.89 per Mcfe during the prior year's second quarter. Included in these aggregate categories were costs of approximately $0.11 per Mcfe attributable to changes in foreign currency exchange rates, principally due to strengthening of the Canadian dollar. Exploration costs were $52 million compared to $104 million during the prior year's second quarter.

OUTLOOK

         Production - During 2003 Burlington expects to achieve volumes of 2,500 MMcfed to 2,640 MMcfed. This range reflects the previously announced downtime at the Madden Field and the more gradual ramp-up to peak production of the MLN Field.

During 2004, the company expects to achieve the higher end of its previously stated goal of averaging long-term annual volume growth in the 3 percent to 8 percent range. Production guidance for the third quarter and full year of 2003 on the basis of location and product follows:

                                     3rd-Quarter 2003         Full-Year 2003
                                        Estimate                 Estimate
Gas (MMcfd)
      U.S.                              815 -   865             845 -   880
      Canada                            845 -   890             865 -   900
      Other International               120 -   160             155 -   165
                                      -------------           -------------
               Total                  1,780 - 1,915           1,865 - 1,945

Natural Gas Liquids (Mbd)
      U.S.                            34.4  -  36.7           34.0  -  36.4
      Canada                          26.1  -  27.3           27.0  -  28.1
      Other International              0.0  -   0.0            0.0  -   0.0
                                      -------------           -------------
               Total                  60.5  -  64.0           61.0  -  64.5

Crude Oil (Mbd)
      U.S.                            27.7  -  30.5           27.6  -  29.7
      Canada                           5.4  -   5.8            5.2  -   5.6
      Other International             11.4  -  15.5           12.0  -  16.0
                                      -------------           -------------
               Total                  44.5  -  51.8           44.8  -  51.3

Total Equivalent                      2,410 - 2,610           2,500 - 2,640

         North American Natural Gas Hedges - As of the date of this release, Burlington has hedged a portion of its North American natural gas production using costless price collars. For the third quarter of 2003, 590 MMcfd is hedged at a floor price of $3.51 per Mcf and ceiling price of $5.37 per Mcf. For the fourth quarter, 606 MMcfd is hedged at a floor price of $3.57 per Mcf and ceiling price of $5.53 per Mcf. For the first quarter of 2004, 125 MMcfd is hedged at a floor price of $4.44 per Mcf and ceiling price of $7.27 per Mcf. All prices are weighted averages adjusted to a NYMEX equivalent price using an estimate of differentials between the NYMEX price and regional prices on which the collars are based. Detailed information on hedging is available on Burlington's Web site at www.br-inc.com by selecting the Investor Relations page and then the Hedge Schedule page at www.br-inc.com/docs/hedge.pdf.

         Other 2003 Financial Parameters - On a gas-equivalent-per-unit basis, Burlington expects production and processing costs to range from $0.55 to $0.59 per Mcfe for the third quarter and $0.49 to $0.53 per Mcfe for the full year; administrative costs to range from $0.17 to $0.19 per Mcfe for the third quarter and full year; transportation costs to range from $0.42 to $0.45 per Mcfe for the third quarter and full year; DD&A costs to range from $0.97 to $1.01 per Mcfe for the third quarter and $0.95 to $0.99 per Mcfe for the full year; and interest costs to range from $0.28 to $0.31 per Mcfe for the third quarter and full year. Burlington expects exploration costs to range from $65 million to $85 million during the third quarter, and from $230 million to $250 million for the full year. The company estimates that its 2003 effective income tax rate will range from 30 percent to 34 percent, based on current commodity price projections. The breakdown between current and deferred taxes could vary widely depending on commodity prices for the year.

         Headquartered in Houston, Texas, Burlington Resources is one of the world's largest independent oil and gas companies. The company has production in the U.S., Canada, the United Kingdom, Africa and South America, with exploration and development programs under way in these areas as well as in China. Additional information is available on the Burlington Resources Web site at www.br-inc.com.

(1) See accompanying table for a reconciliation of GAAP and non-GAAP measures utilized in calculating discretionary cash flow, and a statement indicating why management believes the non-GAAP measure of discretionary cash flow is useful information to investors.

--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company's periodic reports filed with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                           BURLINGTON RESOURCES INC.
                  RECONCILATION OF GAAP TO NON-GAAP MEASURE (a)
                                 ($ IN MILLIONS)

Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

                                                       Second Quarter
                                                     ------------------
                                                      2003        2002
                                                     ------      ------
Net cash provided by operating activities            $  733      $  415
     Adjustments:
         Working capital                               (113)        (33)
         Changes in other assets and liabilities        (24)         (4)
                                                     ------      ------
Discretionary cash flow                              $  596      $  378
                                                     ======      ======

(a)  GAAP - Generally Accepted Accounting Principles.

Management believes that the non-GAAP measure of discretionary cash flow is useful information for investors because it is used internally and accepted by the investment community as a means of measuring the company's ability to fund its capital and dividend programs and to service its debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing rating and providing investment recommendations of companies in the oil and gas exploration and production industry. Many investors use this published research in making investment decisions.

                            BURLINGTON RESOURCES INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                                                                         SECOND QUARTER             SIX MONTHS
                                                                                      -------------------      --------------------
                                                                                         2003        2002         2003         2002
                                                                                      -------     -------      -------      -------
                                                                                          (In Millions, Except per Share Amounts)
Revenues ............................................................................ $ 1,059     $   783      $ 2,187        1,486
                                                                                      -------     -------      -------      -------
Costs and Other Income - Net
 Taxes Other than Income Taxes ......................................................      46          30           94           63
 Transportation Expense .............................................................     102          82          201          168
 Production and Processing ..........................................................     112         112          214          248
 Depreciation, Depletion and Amortization ...........................................     227         215          430          436
 Exploration Costs ..................................................................      52         104          120          161
 Impairment of Oil and Gas Properties ...............................................      30          --           30           --
 Administrative .....................................................................      39          39           81           77
 Interest Expense ...................................................................      63          70          127          142
 (Gain)/Loss on Disposal of Assets ..................................................       1         (73)          --          (73)
 Other Expense (Income) - Net .......................................................      11          (3)          15           (4)
                                                                                      -------     -------      -------      -------
       Total Costs and Other Income - Net ...........................................     683         576        1,312        1,218
                                                                                      -------     -------      -------      -------
Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle ..     376         207          875          268
Income Tax Expense ..................................................................      98          37          269           50
                                                                                      -------     -------      -------      -------
Income Before Cumulative Effect of Change in Accounting Principle ...................     278         170          606          218
Cumulative Effect of Change in Accounting Principle - Net ...........................      --          --          (59)          --
                                                                                      -------     -------      -------      -------
Net Income .......................................................................... $   278     $   170      $   547      $   218
                                                                                      =======     =======      =======      =======

Earnings per Common Share

Basic
     Before Cumulative Effect of Change in Accounting Principle ..................... $  1.39     $  0.84      $  3.03      $  1.08
     Cumulative Effect of Change in Accounting Principle - Net ......................      --          --        (0.30)          --
                                                                                      -------     -------      -------      -------
     Net Income ..................................................................... $  1.39     $  0.84      $  2.73      $  1.08
                                                                                      =======     =======      =======      =======
Diluted
     Before Cumulative Effect of Change in Accounting Principle ..................... $  1.38     $  0.84      $  3.00      $  1.08
     Cumulative Effect of Change in Accounting Principle - Net ......................      --          --        (0.30)          --
                                                                                      -------     -------      -------      -------
     Net Income ..................................................................... $  1.38     $  0.84      $  2.70      $  1.08
                                                                                      =======     =======      =======      =======
Basic Common Shares .................................................................     200         201          200          201
                                                                                      =======     =======      =======      =======
Diluted Common Shares ...............................................................     202         202          203          202
                                                                                      =======     =======      =======      =======

 This statement should be read in conjunction with the attached press release.

                            BURLINGTON RESOURCES INC.
                            SALES VOLUMES AND PRICES

-----------------------------------------------------------------------------------------------------------------------------------
                                                   2003                          2002                       Year Ended
                                         ------------------------------------------------------------------------------------------
                                            First       Second      Second       Third     Fourth
                                           Quarter      Quarter     Quarter     Quarter    Quarter     2002      2001       2000
-----------------------------------------------------------------------------------------------------------------------------------
  SALES VOLUMES
     Gas (MMCF/Day)
        USA                                   867         875        953          900       917          949      1,121      1,265
        Canada                                852         868        805          782       829          802        433        341
        Other International                   153         136        169          157       137          165        170        118
----------------------------------------------------------------------------------------------------------------------------------
               Worldwide                    1,872       1,879      1,927        1,839     1,883        1,916      1,724      1,724
----------------------------------------------------------------------------------------------------------------------------------
     NGLs (MBBLS/Day)
        USA                                  35.7        34.6       36.5         34.5       32.7        32.7        34.6      36.1
        Canada                               28.0        28.5       28.5         25.1       26.9        27.4        12.5      11.1
----------------------------------------------------------------------------------------------------------------------------------
               Worldwide                     63.7        63.1       65.0         59.6       59.6        60.1        47.1      47.2
----------------------------------------------------------------------------------------------------------------------------------
     Oil (MBBLS/Day)
        USA                                  27.6        28.8       37.4         34.2       29.3        35.4        44.0      51.6
        Canada                                5.1         5.2        9.9          5.4        4.7         7.8        11.9      12.5
        Other International                   6.6         6.7        7.5          5.1        3.3         5.9         7.3       9.6
----------------------------------------------------------------------------------------------------------------------------------
               Worldwide                     39.3        40.7       54.8         44.7       37.3        49.1        63.2      73.7
----------------------------------------------------------------------------------------------------------------------------------
               Total Equivalent (MMCFE/D)   2,490       2,502      2,646        2,465      2,464        2,571      2,386     2,449
----------------------------------------------------------------------------------------------------------------------------------
  AVERAGE REALIZED PRICES
     Gas ($/MCF)
        USA                              $   5.27   $   4.94   $   3.42    $    2.92   $   3.96   $    3.39   $    3.99  $    3.31
        Canada                               5.72       5.34       3.29         2.74       3.86        3.17        4.60       4.10
        Other International                  3.02       2.72       1.82         2.01       2.67        2.27        2.83       2.57
----------------------------------------------------------------------------------------------------------------------------------
     Combined including hedging              5.29       4.96       3.22         2.77       3.82        3.20        4.03       3.42
        Hedging loss (gain)                  0.23       0.07      (0.14)       (0.11)      0.01       (0.16)       0.48       0.45
----------------------------------------------------------------------------------------------------------------------------------
     Combined before hedging             $   5.52   $   5.03   $   3.08    $    2.66   $   3.83   $    3.04   $    4.51  $    3.87
----------------------------------------------------------------------------------------------------------------------------------
     NGLs ($/BBL)
        USA                              $  19.54   $  17.26   $  12.17    $   14.43   $  14.78   $   13.23   $   14.75  $   17.70
        Canada                              25.31      20.07      16.01        16.32      17.89       15.92       22.50      25.38
----------------------------------------------------------------------------------------------------------------------------------
     Combined                            $  22.07   $  18.53   $  13.86    $   15.22   $  16.18   $   14.46   $   16.79  $   19.51
----------------------------------------------------------------------------------------------------------------------------------
     Oil ($/BBL)
        USA                              $  30.87   $  26.93   $  23.21    $   24.39   $  23.98   $   23.16   $  22.63   $   24.18
        Canada                              35.68      27.96      31.07        33.56      31.90       28.32       26.51      29.06
        Other International                 20.32      29.74      23.47        28.13      24.31       24.30       23.42      27.73
----------------------------------------------------------------------------------------------------------------------------------
     Combined including hedging             29.74      27.53      24.64        25.90      25.01       24.11       23.45      25.44
        Hedging loss (gain)                  0.44      (0.18)      1.10         2.62
----------------------------------------------------------------------------------------------------------------------------------
     Combined before hedging             $  30.18   $  27.53   $  24.64    $   25.90   $  25.01   $   23.93   $   24.55  $   28.06
----------------------------------------------------------------------------------------------------------------------------------

                                      -7-